EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE


                     SOFTECH ANNOUNCES THIRD QUARTER RESULTS

      BOARD OF DIRECTORS APPROVES DEBT CONVERSION; SETS ANNUAL MEETING DATE


TEWKSBURY, Mass. - April 14, 2004 - SofTech, Inc. (OTCBB:SOFT), a leading provider of design-through-manufacturing productivity solutions, today announced Q3 fiscal 2004 results. Revenue for Q3 FY 2004 was about $2.8 million as compared to $3.2 million for the same period in fiscal 2003, a decrease of 12%. The net loss for the current quarter was ($745,000) or ($.06) per share as compared to ($494,000) or ($.04) per share for the same period in the prior fiscal year.

Revenue for the nine months ended February 29, 2004 was about $9.0 million as compared to about $7.1 million for the same period in fiscal 2003, an increase of 27%. The net loss for the nine months ended February 29, 2004 was about ($1,469,000) or ($.12) per share as compared to a net loss of ($1,239,000) or ($.10) per share for the same period in the prior fiscal year.

Pro forma net income (loss), which excludes non-cash expenses related to amortization of intangible assets, was $(135,000) for the current quarter as compared to $141,000 for the same period in the prior fiscal year and $364,000 for the immediately preceding quarter. Free Cash Flow, defined as net loss adjusted for non-cash expenses less capital expenditures, totaled $(127,000) for the current quarter as compared to $182,000 for the same period in fiscal 2003 and $390,000 for the immediately preceding quarter. Pro forma net income for the nine months ended February 29, 2004 was $366,000 as compared to $166,000 for the same period in fiscal 2003. Free Cash Flow for the nine-month period ended February 29, 2004 was $436,000 as compared to $381,000 for the same period in fiscal 2003. It is management's view that these non-GAAP financial measures of cash flow provide important information in understanding the Company's performance. A reconciliation is provided on the attached Financial Summary.

"We were very disappointed with the Q3 results," said Joe Mullaney, President and COO. "We have worked hard to generate positive Free Cash Flow over the last two full fiscal years and during the first two quarters of fiscal 2004. Our failure to continue that positive trend in Q3 was a set back. However, we are very encouraged by the dramatic increase over the last several quarters in pre-sale activity. Also encouraging is the fact that this activity is coming from both new and existing customers. While the identified pre-sale activity has definitely increased, the length of the sales cycle also has increased. There is a hesitation on the part of companies to issue purchase orders thereby making it all the more difficult to predict, with any precision, the timing of orders for software licenses.

We have begun to see an increasing opportunity in the mechanical CAD marketplace as AutoCAD users migrate to a solid modeling solution. In recent press releases it appears that AutoDesk's 1.5 to 2.0 million AutoCAD users are upgrading to the Inventor product (AutoDesk's solid modeling solution). The complexity of solid modeling files greatly increases the need for users to employ technology to assist them in managing that electronic product data. We believe our ProductCenter solution is well positioned to serve the data management and collaboration needs of these users," Mr. Mullaney added.

DEBT  CONVERSION
The SofTech Board of Directors has approved a resolution to amend the Company's Articles of Incorporation to authorize a class of Preferred Stock and to provide the Board of Directors with the authority to issue Preferred Stock in an amount and under such terms as deemed appropriate (the "Amendment"). This Amendment requires the approval of the Stockholders of the Company at the upcoming Annual Meeting.

The Board also approved the conversion of up to $14 million of outstanding debt to Preferred Stock subject to the approval of the Amendment by the stockholders. In addition, the Company has reached a tentative agreement with Greenleaf Capital, Inc. whereby some or all of its debt would be converted to Preferred Stock. The tentative agreement with Greenleaf Capital contemplates a dividend on these Shares of approximately 10% per year.

There are numerous benefits to the Company and its common shareholders of approving the Amendment and subsequently converting some or all of the debt to equity. These benefits, which may not be all inclusive, are as follows:

- This debt conversion will put an additional $14 million in stockholders equity into the Company.
- This conversion will improve the working capital by eliminating the $1.9 million of debt principal that would otherwise be due in the next twelve-month period.
- Approximately $1.4 million of annual interest expense and fees related to debt service will be eliminated from the expenses on the Company's income statement and will instead be categorized as dividend payments.
- The cash flows from operations as presented on the Company's Statement of Cash Flows will improve in that dividend payments are categorized as financing activities while interest expense is categorized as operating activities.
- The Company will increase its opportunity to utilize income tax net operating loss and tax credit carryforwards before they expire.
- The Board of Directors will have the authority to quickly respond to funding opportunities to bring additional capital into the Company.
- The additional equity will improve the Company's chances of meeting the listing requirements of the NASDAQ market and may allow it to file a request to become listed on the Small Cap market.

"Over the last three years we have made great progress in repositioning the Company as a viable entity serving the needs of the mechanical CAD users in a growing area of the PLM market. We have generated positive Free Cash Flow for the last two full fiscal years and for the first nine months of fiscal 2004. Improving our financial position by attracting additional equity and paying down debt is the next important step in our recovery. Over the next several months we expect to pursue opportunities to raise additional capital assuming the Amendment will be approved by the shareholders," commented Mr. Mullaney.

There can be no assurance that the common shareholders will approve the Amendment at the Annual Meeting or at any subsequent meeting. In the event that the Amendment is approved, there can be no assurance that the tentative agreement with Greenleaf Capital can be finalized. There can be no assurance that the Company will be successful in attracting other sources of capital from third parties in the event whereby the Amendment is approved.

ANNUAL  MEETING
The Company also announced that its Annual Meeting of Stockholders will be held on June 30, 2004 beginning at 10:00 A.M. at its headquarters in Tewksbury, Massachusetts. Stockholders of record at the close of business on the May 10, 2004 will be entitled to receive notice of and to vote at the meeting.

ABOUT  SOFTECH
SofTech, Inc. provides design-through-manufacturing productivity solutions with its computer-aided design (CAD), computer-aided manufacturing (CAM) and product lifecycle management (PLM) products including CADRA, DesignGateway , Prospector , and ProductCenter (through SofTech's Workgroup Technology Division). SofTech's solutions optimize product lifecycle processes at the lowest cost by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles.

SofTech has more than 100,000 users benefiting from its solutions, including Boeing, FlightSafety International, General Electric Company, Goodrich Turbine Fuel Technologies, Honeywell, Millipore Corporation, Siemens, Sikorsky Aircraft, U.S. Army, and Whirlpool Corporation.

Headquartered  in  Tewksbury,  Massachusetts,  SofTech  (www.softech.com)  has
                                                         ---------------
locations  and distribution partners throughout North America, Europe, and Asia.

CAUTIONARY  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS
The statements made above with respect to SofTech's outlook for fiscal 2004 and beyond represent "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include, among other risks and uncertainties, general business and economic conditions, generating sufficient cash flow from operations to fund working capital needs, potential obsolescence of the Company's technologies, maintaining existing relationships with the Company's lenders, successful introduction and market acceptance of planned new products and the ability of the Company to attract and retain qualified personnel both in our existing markets and in new territories.


Contact:  Joseph  P.  Mullaney
          President  and  COO
          (781)  890-8373


SOFTECH,  INC.
FINANCIAL  SUMMARY
(in  thousands,  except  per  share  data)


STATEMENTS  OF  OPERATIONS:


                      FOR THE THREE MONTH PERIODS ENDED
                        FEBRUARY 29,    FEBRUARY 28,
                            2004            2003
                        --------------  --------------
Revenue. . . . . . . .  $       2,768   $       3,156

Income from operations           (490)           (180)

Net loss . . . . . . .           (745)           (494)

Loss per share . . . .           (.06)           (.04)







                                      FOR THE NINE MONTH PERIODS ENDED
                                       FEBRUARY 29,    FEBRUARY 28,
                                           2004            2003
                                       --------------  --------------
Revenue . . . . . . . . . . . . . . .  $       9,021   $       7,103

Loss from operations. . . . . . . . .           (712)           (349)

Net loss. . . . . . . . . . . . . . .         (1,469)         (1,239)

Loss per share. . . . . . . . . . . .           (.12)           (.10)






RECONCILIATION  OF  NET  LOSS  TO  PRO  FORMA  NET  INCOME  AND  FREE CASH FLOW:

The net loss calculated in accordance with GAAP is adjusted below by non-cash expenses related to amortization and depreciation and by capital expenditures. It is management's view that these non-GAAP financial measures of cash flow provide important information in understanding the Company's financial performance.




                             FOR THE THREE MONTH PERIODS ENDED
                              FEBRUARY 29,    FEBRUARY 28,
                                  2004            2003
                              --------------  --------------
Net loss . . . . . . . . . .  $        (745)  $        (494)

Plus: Non-cash amortization.            610             635
                              --------------  --------------
Pro Forma net income (loss).           (135)            141

Plus: Non-cash depreciation.             22              91

Less: Capital expenditures .            (14)            (50)
                              --------------  --------------
Free Cash Flow . . . . . . .  $        (127)  $         182
                              --------------  --------------






                                FOR THE NINE MONTH PERIODS ENDED
                                  FEBRUARY 29,    FEBRUARY 28,
                                       2004            2003
                                  --------------  --------------
Net loss . . . . . . . . . . . .  $      (1,469)  $      (1,239)

Plus: Non-cash amortization. . .          1,835           1,405
                                  --------------  --------------
Pro Forma net income . . . . . .            366             166

Plus: Non-cash depreciation. . .            108             298

Less: Capital expenditures . . .            (38)            (83)
                                  --------------  --------------
Free Cash Flow . . . . . . . . .  $         436   $         381
                                  --------------  --------------
